Exhibit 99.1

13700 Reptron Blvd. • Tampa, FL 33626-3046 • 813.854.2000

Contact:	Charles L. Pope
Chief Financial Officer
(813) 854-2000
cpope@reptron.com

FOR IMMEDIATE RELEASE

REPTRON ELECTRONICS, INC. ANNOUNCES

NEW INDEPENDENT AUDITORS

Tampa, Florida, December 21, 2005 — Reptron Electronics, Inc. (OTCBB: RPRN), an electronics manufacturing services company, today announced that its Audit Committee of the Board of Directors has appointed Kirkland, Russ, Murphy & Tapp, P.A. to replace Grant Thornton LLP as the company’s independent auditors, effective immediately. Kirkland, Russ, Murphy & Tapp, P.A. is one of the leading accounting firms in the Tampa Bay area.

“Grant Thornton LLP provided expertise and dedicated service to Reptron for many years, for which we are greatly appreciative,” said Charles L. Pope, Reptron’s chief financial officer. “We expect that this change will provide a client-auditor relationship that better serves our current needs and capabilities as well as result in appreciable cost savings.”

Reptron said that the decision to change auditors was not made as a result of any disagreements with Grant Thornton LLP regarding the Company’s accounting practices or financial reporting, financial statement disclosure or auditing scope or procedure, nor did they resign from the engagement.

About Reptron

Reptron Electronics, Inc. is a leading electronics manufacturing services company providing engineering services, electronics manufacturing services and display integration services. Reptron Manufacturing Services offers full electronics manufacturing services including complex circuit board assembly, complete supply chain services and manufacturing engineering services to OEMs in a wide variety of industries. Reptron Outsource Manufacturing and Design provides value-added display design engineering and system integration services to OEMs. For more information, please access www.reptron.com.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: Certain of the above statements contained in this press release, are forward-looking statements that involve a number of risks and uncertainties.. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: Long-term effect of the Company’s bankruptcy proceedings, business conditions and growth in the Company’s industry and in the general economy; competitive factors; risks due to shifts in market demand; risks inherent with predicting revenue and earnings outcomes; uncertainties involved in implementing improvements in the manufacturing process; and the risk factors listed from time to time in the Company’s reports filed with the Securities and Exchange Commission as well as assumptions regarding the foregoing. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan,” “should,” “appear,” “optimism” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.